Exhibit 99:
----------
                        CONTACT:              Sam Duggan
                                              Director, Investor Relations
                                              (314) 279-5920

                                              Michele Katz/Connie Bienfait/
                                              Ian Hirsch
                                              Morgen-Walke Associates
                                              Press: Lee Foley/Elizabeth Pieroni
                                              (212) 850-5600


               MEMC COMMENTS ON PRELIMINARY FIRST QUARTER RESULTS

          Headcount reductions, spending cuts and process improvements will better align costs with current level of demand

St. Peters, MO, April 14, 1998 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that it expects to report a net loss of $29.3 million, or $0.72 per diluted share on net sales of approximately $235 million for the first quarter of 1998. The anticipated loss is higher than analysts' expectations and is primarily attributable to higher losses from the Company's unconsolidated joint ventures in Korea and Taiwan and a charge related to a voluntary separation program. Ongoing weakness in the Asian markets and foreign currency transaction losses related to the Korean won negatively impacted the joint ventures' results.

The Company now anticipates that the current soft market conditions will continue into the second quarter of 1998 and that silicon wafer prices will continue to decline. As a result, the Company expects to report a net loss in the 1998 second quarter similar to that of the first quarter.

In response to these market conditions, MEMC has implemented a series of interrelated headcount reduction and cost savings initiatives. Specifically, MEMC has released temporary and contract employees and initiated a voluntary separation program for its hourly and salaried workforce. The cost to implement this program was $8 million in the first quarter of 1998 with an additional charge to be taken in the 1998 second quarter based upon the level of employee participation. These actions have resulted thus far in the reduction of approximately 250 temporary and contract employees and 400 members of the hourly and salaried workforce through April 1, 1998.

The Company also initiated one week to ten-day plant shutdowns for specific sites at different points in time during the first and second quarters of 1998. Specific cost reduction measures have also been instituted at each plant site, ranging from an additional workforce reduction at one to a wage decrease at another. These measures are in addition to aggressive spending cuts that have been made for all departments.

"We are taking what we believe to be the necessary steps to better align our costs with the current lower level of demand and price weakness in the silicon wafer industry," commented Ludger H. Viefhues, Chief Executive Officer. "These actions are in addition to our continuing efforts to reduce processing costs through the implementation of best practices worldwide and the development of new manufacturing technologies."

These initiatives follow MEMC reorganizing its operating structure from a world area or regional basis to a functional basis. The new operating structure was enacted to more clearly focus the Company's resources and to create synergies within MEMC, better enabling the Company to contribute to its customers' success.

Negotiations between MEMC and Tokuyama Corporation and Marubeni Corporation regarding the formation of a joint venture to operate the granular polysilicon business are continuing. The Company is uncertain when these will be concluded.

MEMC will report final first quarter results on Thursday, April 23, 1998 at 4:00 p.m. Eastern Daylight Time with a conference call to follow on Friday, April 24, 1998 at 9:00 a.m. Eastern Daylight Time.

The matters discussed in this news release regarding net sales and net losses for the first quarter of 1998, anticipated market conditions and wafer prices for the 1998 second quarter, expected net loss for the second quarter of 1998 and the charge from the voluntary separation program in the 1998 second quarter are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as demand for the Company's silicon wafers, utilization of manufacturing capacity, demand for semiconductors generally, changes in the pricing environment, general economic conditions in Asia and specifically Korea, competitors' actions and other risks described in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1997. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

MEMC is the leading worldwide producer of silicon wafers outside of Japan and is the only non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in every type of microelectronics application, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in China, Italy, Japan, Malaysia, South Korea, Taiwan and the United States.

News releases and other information about MEMC are available on the Internet via the World Wide Web at www.memc.com.

                                      # # #